BANCO MACRO S.A.
Offer to Exchange its
10.750% Argentine Peso-Linked Notes due 2012
that have been registered under the Securities Act of 1933
for
unregistered 10.750% Argentine Peso-Linked Notes due 2012
Pursuant to the Prospectus
Dated      , 2007
To Our Clients:
     Enclosed is a Prospectus, dated      , 2007 of Banco Macro S.A., a sociedad anonima incorporated under the laws of Argentina (the “Company”) which constitutes the exchange offer (the “Exchange Offer”) relating to the offer by the Company to exchange its registered 10.750% Argentine Peso-Linked Notes due 2012 (the “Registered Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding, unregistered 10.750% Argentine Peso-Linked Notes due 2012 (the “Old Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer.
     Please note that the Exchange Offer will expire at 5:00pm, New York City time, on                     •                    , 2007 unless extended.
     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.
     We are the participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The Prospectus is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.
     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Prospectus.
     Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, and (ii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such Registered Notes. If the tendering holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Registered Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Very truly yours,

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